Exhibit 99.3

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 11, 2023, by and among BCPE Chivalry Topco Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Topco”), BCPE Chivalry Bidco Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and Boloria Investments Holding B.V. (the “Investor”). Topco, Parent and the Investor shall be referred to hereinafter collectively as the “Parties” and each a “Party.” Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, BCPE Chivalry Merger Sub Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Chindata Group Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Investor (to the extent applicable) is the Beneficial Owner (as defined below) of the Owned Securities set forth opposite such Investor’s name on Schedule A hereto;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other Transactions contemplated by the Merger Agreement, the Investor has agreed, upon the terms and conditions set forth herein, to enter into this Agreement and abide by (a) to the extent such Investor Beneficially Owns any Covered Securities (as defined below) prior to the Expiration Time (as defined below), the covenants and obligations applicable to a Supporting Shareholder set forth herein, including those set forth in Article II; (b) to the extent such Investor agrees to roll over a portion or all of the Covered Securities Beneficially Owned by it pursuant to the terms and conditions of this Agreement, the covenants and obligations applicable to a Rollover Shareholder set forth herein, including those set forth in Article III and Section 6.6; (c) to the extent such Investor or its Affiliate(s) agree to execute and deliver an Equity Commitment Letter, pursuant to which such Investor or its applicable Affiliate(s) will make Cash Contribution on the terms and subject to the conditions set forth therein, the covenants and obligations applicable to a Sponsor set forth herein, including those set forth in Article IV; and (d) the other covenants and obligations set forth herein;

WHEREAS, the Investor acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Investor set forth in this Agreement; and

WHEREAS, in order to induce the Investor to enter into this Agreement and consummate the transactions contemplated hereby, each of Topco and Parent has agreed, upon the terms and conditions set forth herein, to enter into this Agreement and abide by its covenants and obligations set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

EXCLUSIVITY

Section 1.1 Exclusivity. During the period beginning on the date hereof and ending on the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof (such earlier time, the “Expiration Time”), the Investor shall and shall cause its Affiliates to:

(a) work exclusively with Parent and its Affiliates to implement the Transactions, including to (i) evaluate the Company and its business and (ii) prepare, negotiate and finalize the Transaction Documents (to the extent not finalized or executed prior to the date hereof);

(b) not, shall cause its Affiliates not to and shall use its reasonable best efforts to cause its Representatives (subject to, in the case of a Representative who is a director of the Company or any of its subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, either alone or with or through any authorized Representatives (i) make an Acquisition Proposal, or solicit, encourage, facilitate or join with or invite any other Person to be involved in the making of, any Acquisition Proposal, (ii) provide any information to any Third Party with a view to the Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt finance, or contribution of Covered Securities or provision of a voting agreement, in support of any Acquisition Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement, the Merger Agreement or the Transactions, (v) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Investor from performing its obligations under this Agreement, or (vi) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in paragraphs (ii) through (iv) of this Section 1.1(b);

(c) immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all Persons conducted heretofore with respect to an Acquisition Proposal; and

(d) promptly notify Parent if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Acquisition Proposal, including in such notice the identity of the other Persons involved and the nature and content of the approach or communication, and provide Parent with copies of any written communication.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote; Irrevocable Proxy.

(a) Subject to the terms and conditions set forth herein, the Supporting Shareholder hereby irrevocably and unconditionally agrees that from and after the date hereof until the Expiration Time, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought in respect of any of the matters described in clauses (ii) through (v) below, such Supporting Shareholder shall (solely in its capacity as Beneficial Owner of its Covered Securities), and shall cause any registered holder of its Covered Securities to, in each case to the extent that the Covered Securities are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause all of such Supporting Shareholder’s Covered Securities to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Supporting Shareholder and each other registered holder of such Supporting Shareholder’s Covered Securities is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any;

(ii) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of such Supporting Shareholder’s Covered Securities (A) in favor of the approval, adoption and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (B) in favor of any other matters required to consummate the Transactions, including the Merger, (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Transactions, including the Merger, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Transactions, including the Merger, or the performance by such Supporting Shareholder of its obligations under this Agreement;

(iii) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of such Supporting Shareholder’s Covered Securities against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Shareholder contained in this Agreement;

(iv) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of such Supporting Shareholder’s Covered Securities in favor of any other matter necessary to effect the Transactions, including the Merger, or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger; and

(v) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of such Supporting Shareholder’s Covered Securities in favor of any adjournment or postponement of the Shareholders Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (ii) through (iv) of this Section 2.1(a) is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

(b) Subject to the terms and conditions set forth herein, the Supporting Shareholder shall, from and after the date hereof, retain at all times the right to vote or consent with respect to such Supporting Shareholder’s Covered Securities in such Supporting Shareholder’s sole discretion and without any other limitation on those matters, other than those limitations contained in Section 2.1(a) hereof.

(c) The obligations of the Supporting Shareholder set forth in this Section 2.1 are irrevocable.

Section 2.2 Waiver of Rights. The Supporting Shareholder hereby irrevocably and unconditionally (a) waives, and agrees not to exercise, to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Merger and any other Transactions that such Supporting Shareholder or any other Person may have by virtue of, or with respect to, any of such Supporting Shareholder’s Covered Securities (including any rights under Section 238 of the CICA); and (b) agrees not to commence or join in, or knowingly facilitate, assist or encourage, and agrees to take all actions necessary to opt out, any claim, derivative or otherwise, against Topco, Parent, Merger Sub, the Company, or any of their respective Affiliates, successors or directors relating to the Transactions or the negotiation, execution or delivery of this Agreement or the Merger Agreement, in each case in connection with any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (ii) alleging any breach of any fiduciary duty of the Board of Directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the Transactions, including the Merger.

Section 2.3 Grant of Irrevocable Proxy. The Supporting Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Parent and/or any designee of Parent, and each of them individually, as such Supporting Shareholder’s proxies and attorneys-in-fact, with full power of substitution and re-substitution, for and in such Supporting Shareholder’s name, place and stead, to vote, act by written consent or execute and deliver a proxy, solely in respect of the matters described in, and in accordance with, Section 2.1(a), and to vote or grant a written consent with respect to the Covered Securities provided in Section 2.1(a). This irrevocable proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement and the Transactions, and that such irrevocable proxy is given to secure the performance of the duties of such Supporting Shareholder under this Agreement. The Supporting Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest, and (ii) subject to the last sentence of this Section 2.3, executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted and voting undertakings delivered by such Supporting Shareholder with respect to the Covered Securities to the extent such prior proxies granted and voting undertakings conflict with or are inconsistent with the proxies granted under this Section 2.3 and no subsequent proxy or voting undertaking shall be given by such Supporting Shareholder (and if given shall be ineffective). The Supporting Shareholder shall take such further action or execute such other instruments as may be requested by Parent in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Supporting Shareholder herein is a durable power of attorney and, so long as Parent has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Supporting Shareholder. The proxy and power of attorney granted hereunder shall automatically and without further action by the Parties terminate upon the termination of this Agreement in accordance with its terms.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Irrevocable Election. The execution of this Agreement by the Rollover Shareholder evidences the irrevocable election and agreement by such Rollover Shareholder to contribute its Rollover Shares to Topco in consideration of a corresponding amount of newly issued Topco Shares, followed by a contribution of such Rollover Shares by Topco to Parent. For administrative convenience, such contributions shall be effected by way of (a) cancellation of its Rollover Shares for no cash consideration in accordance with Section 3.2 and (b) the subscription for newly issued Topco Shares at par value in accordance with Section 3.3, in each case, on and subject to the terms and conditions set forth herein.

Section 3.2 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, the Rollover Shareholder irrevocably agrees that (a) its Rollover Shares (including those represented by ADSs) shall be cancelled for no consideration at the Effective Time in accordance with Section 2.1(c) of the Merger Agreement, and (b) other than its Rollover Shares, all the remaining Covered Securities of such Rollover Shareholder, if any, shall be treated as set forth in Sections 2.1(a) and 2.1(b) of the Merger Agreement and not be affected by the provisions of this Agreement. The Rollover Shareholder shall take all actions necessary to cause its Rollover Shares (including those represented by ADSs) to be treated as set forth herein.

Section 3.3 Subscription of Rollover Consideration. At or immediately prior to the Closing, and without prejudice to any additional Topco Shares that such Rollover Shareholder may receive in respect of any cash contributions, in consideration for the cancellation of the Rollover Shares (including those represented by ADSs), Topco shall issue or cause to be issued to such Rollover Shareholder (or, at direction of such Rollover Shareholder, to the Person in the column titled “Designated Person” opposite such Rollover Shareholder’s name on Schedule A hereto or, subject to completion by Topco or its Affiliates of any anti-money laundering, know-your-client or similar procedure, to any Affiliate of such Rollover Shareholder as such Rollover Shareholder may designate in writing), and such Rollover Shareholder or its designated Person (as applicable) shall subscribe for, its Rollover Consideration at a per share subscription price equal to its par value. The Rollover Shareholder hereby acknowledges and agrees that such Rollover Shareholder shall have no right to any consideration as provided in the Merger Agreement in respect of the Rollover Shares (including those represented by ADSs) held by such Rollover Shareholder.

Section 3.4 Rollover Closing. Subject to the terms and conditions set forth herein and the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Article VII of the Merger Agreement, other than conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions at the Closing), the closing of the subscription by, and issuance to, the Rollover Shareholder or its designated Person (as applicable) of Rollover Consideration contemplated hereby shall take place at or immediately prior to the Closing (the “Rollover Closing”). For the avoidance of doubt, the cancellation of the Rollover Shares (including those represented by ADSs) shall only take place at the Effective Time in accordance with Section 3.1, notwithstanding the fact that the Rollover Closing may take place prior to the Effective Time. On the date of the Rollover Closing, Topco shall deliver to the Rollover Shareholder or its designated Person (as applicable) a certified true copy of Topco’s updated register of members reflecting the ownership of such Rollover Shareholder or its designated Person (as applicable) of the Rollover Consideration.

Section 3.5 Deposit of Rollover Shares. Subject to the terms and conditions set forth herein, the Rollover Shareholder agrees that, no later than five (5) Business Days prior to the Closing, such Rollover Shareholder and any agent of such Rollover Shareholder holding any certificates evidencing such Rollover Shareholder’s Rollover Shares shall deliver or cause to be delivered to Parent, for disposition in accordance with the terms of this Agreement, certificates, if any, representing such Rollover Shareholder’s Rollover Shares, and such certificates shall be held by Parent or any agent authorized by Parent until the Closing. To the extent that any Rollover Shares are held in street name or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or given effect to the cancellation of such Rollover Shares in accordance with this Agreement and the Merger Agreement.

Section 3.6 Tax Treatment. The Parties acknowledge and agree that, for U.S. federal income tax purposes, the Rollover Shares shall be (A) treated as contributed by the Rollover Shareholders to Topco in consideration of a corresponding amount of newly issued Topco Shares in an exchange described in Section 721 of the Code, followed by (B) contributed by Topco to Parent in an exchange described in Section 351 of the Code. Solely for U.S. federal income tax purposes, the Parties hereto shall not take any action inconsistent therewith unless otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code.

ARTICLE IV

CASH CONTRIBUTION

Section 4.1 Equity Financing. Parent shall have the right to enforce the provisions of the Equity Commitment Letter executed and delivered by the Sponsor or its Affiliate(s) in accordance with the terms of the Merger Agreement and such Equity Commitment Letter. The Sponsor shall, and shall cause each of its Affiliates to, execute and deliver to Parent its applicable Equity Commitment Letter on the date hereof and comply with its obligations under such Equity Commitment Letter.

Section 4.2 Subscription of Cash Contribution Consideration. Subject to the terms and conditions set forth herein and the Equity Commitment Letter, at or immediately prior to the Closing, and without prejudice to any additional Topco Shares that a Sponsor may receive in respect of its Rollover Shares, Topco shall issue or cause to be issued to such Sponsor (or, at direction of such Sponsor, to the Person in the column titled “Designated Person” opposite such Sponsor’s name on Schedule A hereto or, subject to completion by Topco or its Affiliates of any anti-money laundering, know-your-client or similar procedure, to any Affiliate of such Sponsor as such Sponsor may designate in writing), and such Sponsor or its designated Person (as applicable) shall subscribe for, its Cash Contribution Consideration for an aggregate subscription price equal to the Cash Contribution.

Section 4.3 Cash Contribution Closing. Subject to the terms and conditions set forth herein and the Equity Commitment Letter and the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Equity Commitment Letter, the closing of the subscription by, and issuance to, the Sponsor or its designated Person (as applicable) of Cash Contribution Consideration contemplated hereby (the “Cash Contribution Closing”) shall take place at or immediately prior to the Closing. On the date of the Cash Contribution Closing:

(a) the Sponsor shall: (i) make or cause to be made the Cash Contribution by wire transfer of U.S. dollars in immediately available funds to one or more bank accounts designated by the Parent, the details of which shall have been provided to such Sponsor at least ten (10) Business Days prior to the Cash Contribution Closing, in full satisfaction of such Sponsor or its relevant Affiliate’s payment under this Agreement and the Equity Commitment Letter; and (ii) deliver to the Parent documentation evidencing the giving of wiring instructions to make such payment, and the payment of the Cash Contribution by the Sponsor to the Parent pursuant to this Section 4.3(a) shall constitute complete satisfaction of such Sponsor’s payment obligation to Topco for the Topco Shares to be issued to the Sponsor as Cash Contribution Consideration at the Cash Contribution Closing.

(b) Topco shall deliver to the Sponsor or its designated Person (as applicable) a certified true copy of Topco’s updated register of members reflecting the ownership of such Sponsor or its designated Person (as applicable) of the Cash Contribution Consideration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Investor. The Investor represents and warrants to Topco and Parent as follows:

(a) such Investor has the full legal right and capacity and all requisite power and authority to execute and deliver this Agreement and perform such Investor’s obligations hereunder and to consummate the transactions contemplated by this Agreement, and no other actions or proceedings on the part of such Investor are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement;

(b) this Agreement has been duly authorized (if applicable), executed and delivered by such Investor and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(c) except for the applicable requirements of the Exchange Act and any other United States federal securities Law and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Investor for the execution, delivery and performance of this Agreement by such Investor or the consummation by such Investor of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Investor, nor the consummation by such Investor of the transactions contemplated hereby, nor compliance by such Investor with any of the provisions hereof shall (A) if such Investor is not a natural person, conflict with or violate any provision of the organizational documents of any such Investor, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Investor pursuant to, any Contract to which such Investor is a party or by which such Investor or any property or asset of such Investor is bound or affected, (C) violate any Law applicable to such Investor or any of such Investor’s properties or assets or (D) otherwise require the consent or approval of any other Person pursuant to any Contract binding on such Investor or its properties or assets;

(d) there are no Actions or Order pending or, to the knowledge of such Investor, threatened against such Investor that could impair the ability of such Investor to timely perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis;

(e) (i) (A) To the extent it is a Rollover Shareholder, such Investor or an Affiliate of such Investor has and, immediately prior to the Rollover Closing, will have Beneficial Ownership of and has and, immediately prior to the Rollover Closing, will have good and valid title to its Covered Securities (including for the avoidance of doubt all of its Rollover Shares), free and clear of any Liens (other than any Liens pursuant to this Agreement, or arising under the Memorandum and Articles of Association and applicable securities Law), and (B) to the extent it is a Supporting Shareholder, such Investor has the voting power, power of disposition and power to agree to all of the matters set forth in this Agreement with respect to its Covered Securities, (ii) as of the date hereof, the Shares as set forth in the column titled “Owned Securities” opposite such Investor’s name on Schedule A hereto (which include any Shares represented by ADSs) constitute all of the Company Securities Beneficially Owned or owned of record by such Investor and/or its Affiliates, and such Investor and its Affiliates do not own, beneficially or of record, any other Company Securities, or any direct or indirect interest therein (including by way of derivative securities), and (iii) such Investor has not taken any action described in Section 6.4 hereof. To the extent such Investor is a Supporting Shareholder, (A) other than the proxies previously granted to Parent or voting or similar undertaking delivered to Parent (which are, by the terms of Section 2.3, revoked to the extent such proxies or voting undertaking conflict with or are inconsistent with the proxies granted under Section 2.3), such Investor has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement that is still effective, in each case with respect to any of such Investor’s Owned Securities and with respect to all of its Covered Securities at all times through the consummation of the Merger and (B) except as described herein and the Investor Confidentiality Agreement, such Investor is not a party to any agreement, arrangement or commitment (x) relating to the pledge, disposition or voting of any of the Company Securities or (y) that should be disclosed to the Company as a Parent Parties Contract under the Merger Agreement, and the Company Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Company Securities other than this Agreement;

(f) To the extent it is a Sponsor, such Sponsor or its Affiliate(s) (as applicable) has and will have sufficient cash available at the Cash Contribution Closing to make the Cash Contribution pursuant to the terms and conditions herein and in the Equity Commitment Letter delivered by such Sponsor or its Affiliate(s).

(g) such Investor understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Investor’s execution and delivery of this Agreement and the representations and warranties of such Investor contained herein; and

(h) such Investor has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the Representatives of Topco and Parent concerning the terms and conditions of the transactions contemplated hereby and, to the extent such Investor will receive any Topco Share upon the Closing, the merits and risks of owning Topco Shares, and such Investor acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Investor’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 5.2 Representations and Warranties of Topco and Parent. Each of Topco and Parent hereby represents and warrants to the Investor, severally and not jointly, as follows:

(a) each of Topco and Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all corporate power and authority to execute, deliver and perform this Agreement, the execution and delivery by each of Topco and Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by each of Topco and Parent, as applicable, and no other actions or proceedings on the part of Topco or Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and Transactions (including the Merger));

(b) this Agreement has been duly executed and delivered by each of Topco and Parent and, assuming due authorization, execution and delivery by such Investor, constitutes a legal, valid and binding agreement of Topco and Parent enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(c) except for the applicable requirements of the Exchange Act and any other United States federal securities Law, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Topco or Parent for the execution, delivery and performance of this Agreement by it or the consummation by it of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Topco or Parent, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Topco or Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of Topco or Parent pursuant to, any Contract to which Topco or Parent is a party or by which Topco or Parent or any property or asset of Topco or Parent is bound or affected, or (C) violate any Law applicable to Topco or Parent or its properties or assets;

(d) at each of the Rollover Closing and the Cash Contribution Closing, the Topco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Topco;

(e) at and immediately after the Closing, the authorized share capital of Topco shall consist of 5,000,000,000 Topco Shares, of which, assuming the due performance by such Investor (if such Investor is also a Rollover Shareholder or a Sponsor) of its obligations under this Agreement, the Topco Shares as set forth in Schedule A (including the percentage in the column titled “Percentage” in Schedule A that represents the percentage of the Topco Shares held by the Investor or its designated Person in the outstanding share capital of Topco on a fully diluted basis (without taking into consideration any equity awards issued or to be issued by Topco upon the issuance, vesting, acceleration, exercise, and/or settlement of such equity awards) immediately after the Closing, as may be adjusted in accordance with the following sentence) to be issued pursuant to the terms herein, together with the Topco Shares to be issued pursuant to the Other Support Agreements (as may be adjusted pursuant to terms thereof), shall be all of the Topco Shares outstanding at and immediately after the Closing. The total Topco Shares as of Closing and the percentage of the Topco Shares held by the Investor or its designated Person in the outstanding share capital of Topco immediately after the Closing may be adjusted only (i) if agreed in writing among the Parties hereto or (ii) subject to Section 6.11 and Section 7.1(d), to the extent applicable, in the event that additional Topco Shares are to be issued at the Per Share Subscription Price as a result of Topco having determined that additional cash contribution is desirable, including (A) due to an increase in the Merger Consideration, (B) for Topco and/or its subsidiaries to pay any expenses that may be incurred or payable by them in connection with the Transactions or (C) due to the Debt Financing (or any Replacement Debt Financing or Alternative Financing, as the case may be) not being available or not being available in a sufficient amount for Parent and Merger Sub to consummate the Transactions. Except as set forth in the preceding sentence or otherwise agreed to by the Parties in writing, at and immediately after the Closing, there shall be (w) no outstanding share capital of or voting or equity interest in Topco, (x) no options, warrants, or other rights to acquire any share capital of or voting or equity interest in Topco, (y) no outstanding securities exchangeable or exercisable for or convertible into share capital of or voting or equity interest in Topco, and (z) no outstanding rights to acquire or obligations to issue any such options, warrants, other rights or securities of Topco; and

(f) Parent is wholly-owned by Topco. Merger Sub is wholly-owned by Parent. Upon the Closing, the Company will be wholly-owned by Parent.

ARTICLE VI

OTHER COVENANTS AND AGREEMENTS

Section 6.1 Prohibition on Acquisition, Transfer, etc.

(a) Subject to the terms of this Agreement, the Investor represents, covenants and agrees that from and after the date hereof until the Expiration Time, (i) it will not, and it will cause its Affiliates not to, (A) Transfer any of its Covered Securities, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, or (B) acquire Beneficial Ownership of any Additional Securities, unless such Transfer or acquisition (x) is a Permitted Transfer, or (y) has been approved in writing in advance by Topco and Parent, and in the case of clause (B), except upon the issuance, vesting, acceleration, exercise and/or settlement of any Company Options or other equity incentive awards under the Company Share Plan or any other equity incentive plan adopted by the Company, and (ii) it does not have any outstanding swap, option, warrant, forward purchase or sale, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction), or a combination of any such transactions, in each case involving any Company Securities (any such transaction, a “Derivative Transaction”), and will not, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), enter into any Derivative Transaction, without the prior written consent of Topco and Parent.

(b) With respect to the Investor, this Agreement and the obligations hereunder shall attach to the Covered Securities and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Investor’s successors or assigns. No Investor may request that the Company register the Transfer of (book-entry or otherwise) any or all of the Covered Securities (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Securities, such Investor shall remain liable for the performance of all of its obligations under this Agreement.

Section 6.2 Additional Securities.

(a) The Investor covenants and agrees that from and after the date hereof and until the Expiration Time, it shall notify Topco and Parent in writing of the number of Additional Securities the Beneficial Ownership of which is acquired by such Investor or its Affiliates after the date hereof pursuant to Section 6.1(a) as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Securities shall automatically become subject to the terms of this Agreement and shall constitute “Covered Securities” and to the extent any such Additional Securities are Shares, such Shares shall be deemed as “Rollover Shares” of the relevant Rollover Shareholder for all purposes of this Agreement, and Topco and Parent may update Schedule A to reflect the same. Topco and Parent may also update Schedule A to reflect any increase in the number of Shares that constitute Rollover Shares of the Rollover Shareholder upon the exercise, vesting or settlement of any Company Options or other equity incentive awards held by such Rollover Shareholder under the Company Share Plan or any other equity incentive plan adopted by the Company or as a result of any ESOP Transfer.

(b) In the event that the Rollover Shareholder chooses to roll over additional Shares that do not already constitute its Rollover Shares under this Agreement, such Rollover Shareholder shall deliver a written notice specifying the number of such additional Rollover Shares to Topco and Parent in no event later than ten (10) Business prior to the Rollover Closing, and Topco and Parent shall have the right (but not the obligation) to agree to such increase of the number of Rollover Shares by updating Schedule A to reflect the same.

Section 6.3 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) is declared, in each case affecting the Covered Securities, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 6.4 No Inconsistent Agreements. Subject to the terms of this Agreement, from and after the date hereof and until the Expiration Time, without the prior written consent of Parent, the Investor shall not, and shall cause its Affiliates not to, (a) enter into any Contract or other instrument, option or other agreement (except for this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Securities, Beneficial Ownership thereof or any other interest therein, in each case, other than any such Contract or other instrument, option or other agreement with respect to a Permitted Transfer of Covered Securities, (b) create or permit to exist any Lien that could prevent such Investor or its Affiliates from voting the Covered Securities in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Securities and Liens created pursuant to this Agreement, (c) enter into any voting or similar agreement (except for this Agreement) with respect to the Covered Securities or grant any proxy, consent or power of attorney with respect to any of the Covered Securities or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of such Investor set forth in Article V untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Investor of its obligations under, or compliance by such Investor with the provisions of, this Agreement.

Section 6.5 Proxy Statement; Schedule 13E-3 and Schedule 13D.

(a) Parent and the Investor shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, together with the Company jointly prepare and file with the SEC the Schedule 13E-3. The Investor shall provide information reasonably requested by the Company or Parent in connection with the preparation of the Schedule 13E-3. To the knowledge of the Investor, the information supplied by such Investor for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other filing Parent or the Company is required to make in connection with the Transactions (including the Merger) will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall (i) provide the Investor and its counsel a reasonable opportunity to review drafts of the Schedule 13E-3 and Proxy Statement prior to filing the Schedule 13E-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by such Investors, its outside counsel and other Representatives; provided that any disclosure or reference relating to the Investor (or its Affiliates) in the foregoing documents by the Company or Parent shall require prior written consent by such Investor (which consent shall not be unreasonably withheld, delayed or conditioned). If at any time prior to the Effective Time, the Investor discovers any information relating to the Investor or any of its Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement and the Schedule 13E-3 so that the Proxy Statement and the Schedule 13E-3 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Investor shall promptly notify the Parent and the Company.

(b) Promptly after the execution of this Agreement, the Investor shall cooperate with the Other Investors to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby to the extent required by applicable Law or the SEC. To the extent legally permissible, (i) the Investor shall (A) provide the Other Investors and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the Other Investors and their respective outside counsel, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude such Investor from filing or amending any such Schedule 13D and (ii) Parent shall use its reasonable best effort to procure Other Investors to (x) provide the Investor and its counsel a reasonable opportunity to review drafts of their Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (y) consider in good faith all comments thereto reasonably proposed by such Investor and its outside counsel, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Other Investors from filing or amending any such Schedule 13Ds.

(c) The Investor shall each use its reasonable best efforts to furnish all information concerning such Party and its controlled Affiliates to Parent and the Other Investors that is reasonably necessary for the preparation and filing of the Proxy Statement, the Schedule 13E-3 and the Schedule 13Ds to the extent required by applicable Law or the SEC, and provide such other assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other parties in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the Schedule 13Ds, and the resolution of any comments to such filings received from the SEC. The Investor agrees to permit Parent, the Company or the Other Investors to publish and disclose in the Proxy Statement, the Schedule 13E-3, the Schedule 13Ds or any other filing Parent, the Company or the Other Investors are required to make in connection with the Transactions (including the Merger), its and its Affiliates’ identity and beneficial ownership of the Company Securities and the nature of such Investor’s commitments, arrangements and understandings under this Agreement, the Merger Agreement, the applicable Equity Commitment Letter, the applicable Limited Guaranty or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions, to the extent required by applicable Law or the SEC (or its staff). Parent shall, and shall use its reasonable best effort to procure Other Investors to, each use its commercially reasonable efforts to furnish all information concerning itself and its Affiliates to the Investor necessary for the preparation and filing of the Schedule 13Ds of the Investor to the extent required by applicable Law or the SEC, and provide such other assistance, as may be reasonably requested by the Investor in the preparation and filing of the Schedule 13Ds of the Investor.

(d) The Investor agrees that, upon written request of Parent, the Investor shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary to carry out the provisions of this Agreement.

Section 6.6 Shareholders’ Agreement. Topco and the Investor (to the extent such Investor holds any Topco Shares after the Closing) agree to negotiate in good faith with respect to, and enter into concurrently with the Closing, with certain other parties thereto, the Shareholders’ Agreement containing customary terms, and, subject to mutually agreed changes, consistent with the terms set forth on Schedule C hereto. Topco hereby agrees to take (or cause to be taken) all reasonable actions required to be taken, such that (a) the board of directors of Topco has the composition contemplated by Schedule C hereto immediately prior to the Closing, and (b) the equity ownership and voting power of the shareholders of Topco shall be consistent with the terms in Schedule C hereto. In the event that Topco, the Investor and any other party thereto are unable to agree on the terms of the Shareholders’ Agreement, the terms set forth on Schedule C hereto shall govern with respect to the matters set forth therein following the Closing and until such time as Topco, the Investor and the other parties thereto enter into a Shareholders’ Agreement.

Section 6.7 Debt Financing; Approvals.

(a) The Investor hereby agrees and undertakes that it shall, as promptly as practicable, provide know-your-client information reasonably required by the financial institutions under the Debt Financing Commitment (or any Replacement Debt Financing or Alternative Financing, as the case may be) (the “Debt Financing”).

(b) The Investor shall cooperate with Parent and to the extent requested by Parent, use, and shall cause such Investor’s Affiliates to use, their respective reasonable best efforts to take or cause to be taken, and do or cause to be done, all things necessary, proper and advisable under this Agreement, the other Transaction Documents, and applicable Laws and Orders to consummate the Transactions, including the Merger, by preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers, expiration of waiting times, permits and Orders necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Merger. In furtherance of the foregoing, the Investor shall to the extent requested by Parent, use, and shall cause such Investor’s Affiliates to use, their respective reasonable best efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the Merger and the other Transactions and to avoid the entry of, or effect the dissolution of, any Order (including any injunction, temporary restraining order, or any Order in any suit or proceeding) that would have the effect of preventing the consummation of the Merger and the other Transactions (including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement, the Merger or the other Transactions). Subject to Section 8.13 and without prejudice to Section 6.5, the Investor shall, upon request by Parent, furnish Parent with all information concerning itself, its Affiliates, directors, officers, shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or any of Parent’s Affiliates to any Governmental Entity in connection with the Transactions.

Section 6.8 Tax. Each Party shall be responsible for its own Taxes and related Tax obligations arising from the Transactions (including Tax filings, payments and other obligations). The Parties shall use their reasonable best efforts to cooperate with Topco, Parent, the Company or the Surviving Company in fulfilling their respective Tax withholding, reporting, registration or similar obligations, if any, in connection with the Transactions.

Section 6.9 Guaranteed Obligations.

(a) The Investor hereby (i) acknowledges that concurrently with the execution and delivery of this Agreement, each of BCPE Bridge Cayman, L.P. and BCPE Stack Holdings, L.P. (collectively, the “Bain Guarantors”) will execute and deliver to the Company a Limited Guaranty (both such Limited Guaranties collectively, the “Bain Limited Guaranties”) in favor of the Company guaranteeing the payment of each Bain Guarantor’s Guaranteed Percentage (each as defined in the applicable Bain Limited Guaranty, being 40.5% and 42.0%, respectively, as of the date hereof) of the Guaranteed Obligations, on the terms and subject to the conditions set forth in the applicable Bain Limited Guaranty, and (ii) acknowledges and agrees that the Investor shall be responsible for its Guarantee Sharing Percentage of any portion of the Guaranteed Obligations borne by the Bain Guarantors under the Bain Limited Guaranties on and subject to the terms set forth herein;

(b) Subject to Section 6.10(e) and clause (B) of the penultimate sentence of this paragraph, to the extent the Bain Guarantors have made any payment to Parent or the Company pursuant to the terms and conditions of the Bain Limited Guaranties, upon written notice from the Bain Guarantors jointly (the “Funding Notice”) and reasonable proof of such payment, the Investor shall promptly (and in any event, within ten (10) Business Days) pay or cause to be paid an amount equal to the product of (i) the aggregate amount paid by the Bain Guarantors to Parent or the Company pursuant to the Bain Limited Guaranties (which shall not exceed the product of the Maximum Guaranteed Percentage multiplied by the Guaranteed Obligations in any event and shall exclude any amount actually recovered from Other Investors pursuant to any Other Support Agreements pursuant to clauses substantially the same as Section 6.10(b)) multiplied by (ii) the Investor’s Guarantee Sharing Percentage by wire transfer of U.S. dollars in immediately available funds to one or more bank accounts designated by the Bain Guarantors in the Funding Notice (with such amount to be allocated between the Bain Guarantors pro rata based on their respective Guaranteed Percentage or otherwise as agreed between the Bain Guarantors). In the event that the Investor has made a payment to the Bain Guarantors in accordance with the foregoing sentence and, subsequently, the Bain Guarantors recover any amount from Other Investors pursuant to any Other Support Agreements pursuant to clauses substantially the same as Section 6.10(b), the Bain Guarantors shall remit a portion of such payment to the Investor so as to put the Bain Guarantors and the Investor in the same position as if the Bain Guarantors had recovered such amount from Other Investors prior to the Investor having made the payment in accordance with the foregoing sentence. For purposes hereof, the “Maximum Guaranteed Percentage” means a quotient expressed as a percentage, the numerator of which is the aggregate amount of the Equity Contribution contemplated to be made by the Investor and its Affiliates, Zeta Cayman Limited and its Affiliates, Mr. Chengyan Liu and his Affiliates and the Bain Guarantors and the

denominator of which is the aggregate amount of the Equity Contribution contemplated to be made by all of the Investor Group Members and their respective Affiliates, being 82.5% as of the date hereof; and the “Guarantee Sharing Percentage” means a quotient expressed as a percentage, the numerator of which is the amount of the Equity Contribution contemplated to be made by the Investor and its Affiliates, and the denominator of which is the aggregate amount of the Equity Contribution contemplated to be made by the Investor and its Affiliates, Zeta Cayman Limited and its Affiliates, Mr. Chengyan Liu and his Affiliates and the Bain Guarantors, being 14.4% as of the date hereof. This Section 6.9 shall not apply and the Investor shall have no obligation to make any payment pursuant to this Section 6.9 if (A) (x) any of the Bain Guarantors or their respective Affiliates breaches its Support Agreement, Equity Commitment Letter, or Limited Guaranty (as applicable), (y) the Merger Agreement is terminated without the Transactions having been consummated and (z) such failure of the Transactions to be consummated is caused by such breach or (B) this Agreement is terminated pursuant to Section 7.1(d). For the avoidance of doubt, the Investor shall not be entitled to seek reimbursement with respect to its payment obligations under this Section 6.9 from Other Investors pursuant to any Other Support Agreements pursuant to clauses substantially the same as Section 6.10(b) except to the extent it has first paid the relevant amount to the Bain Guarantors pursuant to this Section 6.9.

Section 6.10 Expenses. The Investor hereby agrees that:

(a) upon consummation of the Transactions, Topco and Parent shall cause the Surviving Company or one of its Affiliates to reimburse (or pay on behalf of) (i) the Bain Shareholders and their respective Affiliates all of their out-of-pocket costs and expenses incurred in connection with the Transactions for the benefit of the Investor and the Other Investors, including, without limitation, the fees, expenses and disbursements of advisors engaged by the Bain Shareholders or their applicable Affiliates in connection with the Transactions for the benefit of the Investor and the Other Investors (the “Shared Expenses”), and (ii) the Investor and its Affiliates (if this Agreement has not been terminated pursuant to Section 7.1(a) or Section 7.1(d) prior to consummation of the Transactions) all of their out-of-pocket costs and expenses incurred in connection with the Transactions for such parties’ own benefit (for the avoidance of doubt, other than the Shared Expenses) (the “Reimbursable Expenses”); provided that the total amount of such parties’ Reimbursable Expenses shall not exceed US$250,000. For the avoidance of doubt, the Parent Termination Fee (if any) shall not be part of the Shared Expenses.

(b) Notwithstanding Section 6.10(a), if (x) the Investor or its Affiliates breach this Agreement, its Equity Commitment Letter, or its Limited Guaranty (as applicable) delivered by such Investor or its Affiliate(s) (including in any circumstance where this Agreement has been terminated pursuant to Section 7.1(a)), (y) the Merger Agreement is terminated without the Transactions having been consummated and (z) such failure of the Transactions to be consummated is caused by such breach, such breaching Investor shall (i) reimburse Topco, Parent, Merger Sub and the non-breaching Other Investors for any fees and costs incurred by such parties and their respective Affiliates in connection with the Transactions, and (ii) reimburse the non-breaching Other Investors who are Guarantors for any Guaranteed Obligations payable to the Company as result of such termination of the Merger Agreement, in each case of clauses (i) and (ii), without prejudice to any rights or remedies otherwise available to Topco, Parent, Merger Sub and the non-breaching Other Investors;

(c) If the Merger Agreement is terminated without the Transactions having been consummated and the Company pays any Company Termination Fee pursuant to Section 8.2(b) of the Merger Agreement, the Investor (if this Agreement has not been terminated pursuant to Section 7.1(a) or Section 7.1(d) prior to such termination of the Merger Agreement) shall be entitled to receive ratably based on such Investor’s Ownership Percentage of the actual amount of the Company Termination Fee paid to Parent (or any of its Affiliates or designees) by the Company pursuant to the Merger Agreement, net of (i) any Shared Expenses incurred and accrued as of and through the date of termination of the Merger Agreement and (ii) any payment if and as required pursuant to Section 6.11(c) of the Merger Agreement and any other payment if and as required to be made by Parent to the Company under the Merger Agreement. For purposes hereof, “Ownership Percentage” means a quotient expressed as a percentage, the numerator of which is the amount of the Equity Contribution contemplated to be made by the Investor and its Affiliates, and the denominator of which is the aggregate amount of the Equity Contribution contemplated to be made by all the Investor Group Members and their respective Affiliates.

(d) If the Merger Agreement is terminated without the Transactions having been consummated (and Section 6.10(b) does not apply), the Investor shall be responsible for (i) any fees and costs incurred by the Investor and its Affiliates in connection with the Transactions, and (ii) its Expense Sharing Percentage of the outstanding Shared Expenses (to the extent (if applicable) such Shared Expenses has not been settled in full by the Company Termination Fee pursuant to Section 6.10(c)) incurred as of and through the date of termination of the Merger Agreement, which, for the avoidance of doubt, shall not affect its obligations set forth under Section 6.9 of this Agreement). For purposes hereof, “Expense Sharing Percentage” means, with respect to any Investor Group Member and such Investor Group Member’s Affiliates, a quotient expressed as a percentage, the numerator of which is the amount of the Equity Contribution contemplated to be made by such Investor Group Member and its Affiliates, and the denominator of which is the aggregate amount of the Equity Contribution contemplated to be made by all of the Investor Group Members and their respective Affiliates (except Mr. Chengyan Liu and his Affiliates), which may be adjusted taking into account of any termination of an Investor Group Member’s Support Agreement pursuant to Section 7.1(d) of such Support Agreement based on the mechanism set forth in the following sentence. Notwithstanding anything to the contrary provided under this Section 6.10, if an Investor Group Member’s Support Agreement is terminated pursuant to Section 7.1(d) thereto (in which case such Investor Group Member shall be referred to as the “Non-Consenting Investor”), such Non-Consenting Investor shall bear its Expense Sharing Percentage (prior to taking into account the termination of such Non-Consenting Investor) of the Shared Expenses incurred and accrued as of and through the date of termination of its Support Agreement (the “Termination Date”). Each other Investor Group Member who is not a Non-Consenting Investor shall bear (x) its Expense Sharing Percentage (prior to taking into account the termination of the Non-Consenting Investor(s)) of the remaining Shared Expenses incurred and accrued as of and through the Termination Date, and (y) with respect to the Shared Expenses incurred after the Termination Date, based on its Expense Sharing Percentage as updated to account for the termination of the Non-Consenting Investor(s).

(e) Notwithstanding anything to the contrary in Section 6.10(d), in the event that (i) (x) Parent and/or Merger Sub intentionally breaches any representation, warranty or covenant under the Merger Agreement, (y) any of the closing conditions set forth in Section 7.1 or 7.3 of the Merger Agreement fails to be satisfied as a result of such intentional breach and (z) the Merger Agreement is terminated without the Transactions having been consummated or (ii) (A) each of the closing conditions set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to such conditions being capable of being satisfied if the Closing were to occur) have been satisfied or waived in accordance with the Merger Agreement, (B) the Debt Financing (or any Replacement Debt Financing or Alternative Financing, as the case may be) and all of the Equity Contributions (other than the Equity Contributions to be funded by the Bain Entities) required to be funded on or prior to the Closing to consummate the Transactions have been funded in full (or would be funded in full subject to the occurrence of the Closing), (C) Parent or Merger Sub does not consummate the Merger in accordance with the Merger Agreement, and (D) the Merger Agreement is terminated without the Transactions having been consummated, then in the case of either (i) or (ii), (1) the Investor shall not be required to bear any Shared Expenses and (2) the Bain Entities shall be responsible for any Guaranteed Obligations that may be payable to the Company. For the avoidance of doubt, any breach by Parent and/or Merger Sub of any representation, warranty or covenant under the Merger Agreement caused by a breach by any Investor Group Member (other than the Bain Entities) of its Support Agreement, Equity Commitment Letter or Limited Guaranty (as applicable) shall be governed by Section 6.10(b) and not by this Section 6.10(e).

Section 6.11 Participation in Transactions. Parent shall not (and shall cause its Affiliates not to) effect any of the matters set forth in Schedule D attached hereto (all of such matters, whether effected through an amendment to the Merger Agreement, a consent with respect to or waiver of any provision of the Merger Agreement or otherwise, collectively, the “Investor Reserved Actions”) without the prior approval of the Investor.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Subject to Section 7.2(a), this Agreement shall terminate with respect to all Parties, upon the earliest to occur of:

(a) delivery of written notice from Topco or Parent to the Investor, if there shall have been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of such Investor which would or would reasonably be expected to prevent or materially delay the consummation of the Merger;

(b) the consummation of the Merger;

(c) the termination of the Merger Agreement in accordance with its terms; and

(d) delivery of written notice from Topco or Parent to the Investor, in the event that (x) Topco and Parent are willing to agree to, proceed with, take any action with respect to or enter into any agreement with respect to any Investor Reserved Action, and (y) the Investor declines or fails to provide its consent to, proceed with, or take such action or enter into such agreement (including an amendment to this Agreement, the Equity Commitment Letter and/or the Limited Guaranty executed and delivered by such Investor or its Affiliate(s)) (or, in each such case, to permit Topco and/or Parent to do so) with respect to such matter within five (5) Business Days after a written notice delivered to the Investor by Topco or Parent with respect to the foregoing Investor Reserved Action.

Section 7.2 Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section 7.1(a) or Section 7.1(d), with respect to all Parties, Section 2.2, Section 6.10, this Article VII, Article VIII and Article IX shall continue to be binding on the Parties; provided that if this Agreement is terminated pursuant to Section 7.1(d), Parent and Topco shall, and shall procure the Company to, release Investor and its Affiliates from any and all such liabilities and obligations under the Limited Guaranty or the Equity Commitment Letter (as applicable) executed and delivered by the Investor or any of its Affiliates (except for any liability arising from a breach by any such Person prior to such termination pursuant to Section 7.1(d) or any other provision of this Agreement or such Transaction Documents that survives such termination in accordance with the terms hereof or thereof).

(b) Upon termination of this Agreement pursuant to Section 7.1(b), with respect to all Parties, Section 6.6, Section 6.10, this Article VII, Article VIII and Article IX shall continue to be binding on the Parties; provided that the provisions of Section 6.6 shall survive such termination and continue to be binding on the Parties (or their applicable Affiliates) until the earlier of (i) the Shareholders’ Agreement having been duly executed by the Parties (or their applicable Affiliates) in accordance with Section 6.6, or (ii) the date on which the Parties agree to terminate the rights and obligations under Section 6.6 in writing.

(c) Upon termination of this Agreement pursuant to Section 7.1(c), with respect to all Parties, Section 6.10, this Article VII, Article VIII and Article IX shall continue to be binding on the Parties.

Section 7.3 Unwinding of the Transaction. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Section 3.4 or the Cash Contribution Closing contemplated by Section 4.3 has already taken place, then Topco and Parent shall promptly take all such actions as are necessary to restore the Investor to the position it was in with respect to its ownership of the Rollover Shares prior to the Closing and the Cash Contribution (as applicable).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given when delivered in person or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out under the applicable Party’s signature page hereto (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, request, claim, demand and other communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting.

Section 8.2 Entire Agreement. This Agreement, the Merger Agreement, the Limited Guaranties, the Equity Commitment Letters, the Other Support Agreements, the Confidentiality Agreement, the Investor Confidentiality Agreements, and other agreements or documents referenced under any of the foregoing constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

Section 8.3 Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 8.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 8.5 Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived or discharged other than by an instrument in writing signed by the Party against whom the enforcement of such waiver or discharge is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, (a) without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), this Agreement may not be amended, and no provisions hereof may be waived or modified to the extent that the foregoing actions proposed to be undertaken, individually or in the aggregate, would have or would reasonably be expected to have a Parent Material Adverse Effect or an adverse effect on the third party beneficiary right of the Company under this Agreement, and (b) Topco and Parent may, without consent of any other Party, amend Schedule A to this Agreement (i) subject to the conditions set forth in Section 5.2(e)(ii) (subject to Section 6.11 and Section 7.1(d), to the extent applicable), or (ii) pursuant to Section 6.2.

Section 8.6 Assignment; No Third Party Beneficiaries.

(a) The rights and obligations of each Party shall not be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, (i) Parent may assign its rights and obligations under this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable, and (ii) the Investor may, without such prior written consent, assign its rights and obligations under this Agreement (in whole or in part) in connection with a Permitted Transfer of its Covered Securities; provided that no assignment by any Party shall relieve the assigning Party of any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

(b) There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except that (a) each of the Other Investors and their respective Affiliates shall be a third-party beneficiary of Section 6.10(b), Section 6.10(d) and Section 6.10(e), (b) the Company shall be a third-party beneficiary of Article II, Article III and Section 6.1 to Section 6.3 and (c) each of the Bain Guarantors shall be a third-party beneficiary of Section 6.9(b), and in each of (a), (b) and (c), such third-party beneficiaries shall be entitled to seek specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of such terms by the Parties hereto, in addition to any other remedy at law or in equity.

Section 8.7 No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venture of the other Party.

Section 8.8 Counterparts. This Agreement may be executed in counterparts (including by facsimile or email pdf format) and all counterparts taken together shall constitute one document.

Section 8.9 Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be exclusively interpreted, construed and governed by and in accordance with the Laws of the Cayman

Islands, in respect of which the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: (i) the contribution of the Rollover Shares (including the Rollover Shares represented by ADSs) (by way of cancellation of the Rollover Shares and issuance of Topco Shares) contemplated by this Agreement; (ii) the fiduciary or other duties of the Board of Directors and the board of directors of Topco and Parent; (iii) the general rights of the respective shareholders of the Company, Parent and Topco; and (iv) the internal corporate affairs of Topco and Parent.

(b) Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Topco, Parent, or the Investor, in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts sitting in the Borough of Manhattan of the City of New York, as described above, and (d) consents to service being made through the notice procedures set forth in Section 8.1. Each of Topco, Parent and the Investor hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth on such Party’s signature page hereto shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9(b), that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and other applicable Laws; provided that each such Party’s consent to jurisdiction and service contained in this Section 8.9(b) is solely for the purpose referred to in this Section 8.9(b) and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

Section 8.10 Specific Performance. The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this

Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 8.9, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.11 No Presumption Against Drafting Party. Each of the Parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.12 Announcements. No announcements regarding the Transactions (including the subject matter of this Agreement) shall be issued by the Investor without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), except to the extent that any such announcements are required by Law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to Parent and Parent has had a reasonable opportunity to comment thereon. Notwithstanding the foregoing, the Investor may make any filings of Schedule 13Ds in respect of the Company that such Investor reasonably believes is required under applicable Law without the prior written consent of Parent, provided that such Investor shall comply with Section 6.5 with respect to such Schedule 13D filings.

Section 8.13 Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and any agreement or document referred to therein), except with the prior written consent of the Parties; provided, however, that each Party may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Investor may disclose the existence and content of this Agreement to such Investor’s Related Person.

Section 8.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Topco or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities shall remain vested in and belong to the relevant Party, and Topco or Parent shall have no authority to direct such Party in the voting or disposition of any of the Covered Securities, in each case, except to the extent expressly provided herein.

Section 8.15 Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, to the extent it Beneficially Owns any Covered Securities, the Investor is signing this Agreement solely and only in such Investor’s capacity as Beneficial Owner of its Covered Securities and, accordingly, (i) the applicable representations, warranties, covenants and agreements made herein by such Investor are made solely with respect to such Investor and its Covered Securities, (ii) nothing herein shall limit or affect any actions taken by such Investor in its capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in its capacity as a director or officer of the Company in any discussions or negotiations with Parent or any of Parent’s Affiliates, and (iii) no action taken in good faith by such Investor in its capacity as a director or officer of the Company (or a subsidiary of the Company) shall be deemed to constitute a breach of this Agreement.

Section 8.16 No Double Recovery. No Party shall recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one claim under this Agreement or any other agreement between the Parties (including, without limitation, any claim which may arise under Article I hereof).

ARTICLE IX

DEFINITIONS AND INTERPRETATIONS

Section 9.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a) “Additional Securities” means, with respect to the Investor, Shares or other Company Securities with respect to which such Investor acquires Beneficial Ownership on or after the date of this Agreement (including any Shares issued upon the exercise of any Company Options or the conversion, exercise or exchange of any other securities into or for any Shares or otherwise).

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediary entities Controls, is Controlled by or is under common Control with, such Person. In the case of a Person who is an individual, the term “Affiliate” shall include such Person’s spouse and children. For the avoidance of doubt, any Person shall also be deemed an “Affiliate” of the Bain Entities if its general partner or fund management company is, or is otherwise managed or advised by, Bain Capital Holdings, LP, Bain Capital Private Equity, LP or Bain Capital Credit, LP or a Subsidiary of any of Bain Capital Holdings, LP, Bain Capital Private Equity, LP or Bain Capital Credit, LP.

(c) “Bain Shareholders” means BCPE Bridge Cayman, L.P. and BCPE Stack Holdings, L.P.

(d) “Bain Entities” means collectively, the Bain Shareholders, the ESOP Entities, BCPE Chivalry Newco, L.P., Bain Capital Distressed and Special Situations 2016 (A), L.P., Bain Capital Distressed and Special Situations 2016 (B Master), L.P., Bain Capital Distressed and Special Situations 2016 (EU Master), L.P., Bain Capital Distressed and Special Situations 2016 (F), L.P., BCC SSA I, LLC and Bain Capital Credit Managed Account (Blanco), L.P.

(e) “Beneficial Ownership” by a Person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by, or are under common Control with, such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other Person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(f) “Cash Contribution” means, with respect to any Investor Group Member, the amount of such Investor Group Member’s cash contribution (if any) to be funded to Topco in connection with the Closing (including any such amount funded pursuant to the applicable Equity Commitment Letter executed and delivered by such Investor Group Member or such Investor Group Member’s Affiliate (in the case of the Investor, up to the amount set forth in the column entitled “Cash Contribution” opposite such Investor’s name on Schedule A hereto) or such other amount as may be agreed between such Investor Group Member and Topco).

(g) “Cash Contribution Consideration” means, with respect to an Investor Group Member, a number of Topco Shares equal to the result of (i) the amount of the Cash Contribution of such Investor Group Member, divided by (ii) the Per Share Subscription Price (which number, with respect to the Investor determined based on the amount of the Cash Contribution and Per Share Subscription Price as of the date hereof, is set forth in the column entitled “Cash Contribution Consideration” opposite such Investor’s name on Schedule A hereto).

(h) “Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power or authority to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; for the avoidance of doubt, such power or authority shall conclusively be presumed to exist by possession of (i) the beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be casted at a meeting of the members or shareholders of such Person, or (ii) the power to appoint or elect a majority of the members of the board of directors of such Person. The terms “Controlled by” and “under common Control with” shall have correlative meanings.

(i) “Covered Securities” means all of the Owned Securities and any Additional Securities.

(j) “Equity Commitment Letters” means letter agreements executed and delivered by each of Bain Capital Asia Fund V, L.P. and Keppel Funds Investment Pte. Ltd. in favor of Parent, pursuant to which each such party has agreed, subject to the terms and conditions set forth therein, to make a direct or indirect equity investment (if required), in the form of cash, in Parent immediately prior to the Closing in connection with the Merger.

(k) “Equity Contribution” means, with respect to an Investor Group Member, the sum of (a) the deemed value of its Rollover Shares (if any) equal to the number of such Rollover Shares multiplied by Per Share Merger Consideration and (b) its Cash Contribution.

(l) “ESOP Entity” means each of BCPE Stack ESOP Holdco Limited and Bridge Management, L.P.

(m) “ESOP Transfer” means a Transfer by an ESOP Entity to any holder of the equity awards issued by such ESOP Entity upon the issuance, vesting, acceleration, exercise, and/or settlement of such equity awards.

(n) “Guaranteed Obligations” means (i) payment of the Parent Termination Fee (if any) to the Company, (ii) payment of any amounts if and as required pursuant to Section 6.11(c) of the Merger Agreement, and (iii) payment of any amounts if and as required pursuant to Section 8.2(e) of the Merger Agreement.

(o) “Investor Confidentiality Agreement” means the confidentiality agreement, dated July 17, 2023, entered into between the Bain Shareholders, on the one hand, and the Investor or its Affiliates, on the other hand.

(p) “Other Investor” means the Bain Entities, Zeta Cayman Limited, Keppel Funds Investment Pte. Ltd. and Mr. Chengyan Liu, together with any other Person who enters into an Other Support Agreement on or after the date hereof with Topco and Parent. Other Investors and the undersigned Investor are collectively referred to as the “Investor Group” and each referred to as an “Investor Group Member”.

(q) “Other Support Agreement” means a separate Support Agreement entered into on or after the date hereof by and among Topco, Parent and any Other Investor. Other Support Agreements and this Agreement are collectively referred to as the “Support Agreements” and each referred to as a “Support Agreement”.

(r) “Owned Securities” means, with respect to an Investor, the Company Securities Beneficially Owned by such Investor and/or its Affiliates as of the date hereof, as set forth in the column titled “Owned Securities” opposite its name in the table under Schedule A hereto.

(s) “Permitted Transfer” means a Transfer of Covered Securities by an Investor to (i) an Affiliate of such Investor which is Controlled by such Investor, (ii) a member of such Investor’s immediate family or a trust for the benefit of such Investor’s or any member of such Investor’s immediate family, (iii) any heir, legatees, beneficiaries and/or devisees of such Investor, or (iv) another Investor or any Affiliate of another Investor; provided that, in each case of clauses (i), (ii) and (iii), such transferee executes, prior to or concurrently with such Transfer, a Deed of Adherence in the form attached hereto as Schedule B.

(t) “Per Share Subscription Price” means an amount equal to the Per Share Merger Consideration (which, for the avoidance of doubt, may be amended in accordance with the terms of the Merger Agreement and this Agreement).

(u) “Related Persons” means, with respect to the Investor, such Investor or any Affiliate of such Investor, or any former, current or future direct or indirect director, officer, employee, agent, manager, incorporator, attorney, advisor or other Representative of such Investor or of any Affiliate of such Investor (including any person negotiating or executing this Agreement on behalf of such a party), any former, current or future, direct or indirect holder of any equity interests or securities of such Investor or of any Affiliate of such Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future successor or assignee of such Investor or of any Affiliate of such Investor or any former, current or future director, officer, employee, agent, incorporator, attorney, general or limited partner, manager, member, equityholder, stockholder, Affiliate, controlling person, advisor or other representative, successor or assignee of any of the foregoing.

(v) “Rollover Consideration” means, with respect to a Rollover Shareholder, a number of Topco Shares equal to the number of the Rollover Shares of such Rollover Shareholder (which number, determined based on the number of Rollover Shares of such Rollover Shareholder as of the date hereof, is set forth in the column entitled “Rollover Consideration” opposite such Rollover Shareholder’s name on Schedule A hereto).

(w) “Rollover Shareholder” means an Investor Group Member, to the extent such Investor Group Member agrees to roll over a portion or all of the Covered Securities Beneficially Owned by it pursuant to the terms and conditions of this Agreement.

(x) “Rollover Shares” means, with respect to a Rollover Shareholder, the portion of Shares Beneficially Owned by such Rollover Shareholder as of immediately prior to the Effective Time that are to be contributed (by way of cancellation of the Rollover Shares for no consideration and issuance of a corresponding number of Topco Shares) pursuant to the terms and conditions of this Agreement and the Merger Agreement, the number of which is set forth in the column entitled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (as may be adjusted pursuant to the terms and conditions of this Agreement from time to time).

(y) “Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into among Topco, the Rollover Shareholders and the other shareholders of Topco, on or about the Closing Date.

(z) “Sponsor” means an Investor, to the extent such Investor or its Affiliate(s) agrees to execute and deliver an Equity Commitment Letter and makes Cash Contribution pursuant to the terms and conditions of such Equity Commitment Letter.

(aa) “Supporting Shareholder” means an Investor, to the extent such Investor Beneficially Owns any Covered Securities prior to the Expiration Time.

(bb) “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of person, other than Parent or any of its Affiliates or Representatives.

(cc) “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

Section 9.2 Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.” Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BCPE CHIVALRY TOPCO LIMITED

By:	/s/ David Gross-Loh
Name:	David Gross-Loh
Title:	Director

Notice details:
c/o Bain Capital Private Equity (Asia), LLC
Suite 2501, Level 25,
One Pacific Place, 88 Queensway,
Admiralty, Hong Kong
Attention: Jonathan Zhu, Drew Chen, Bart
Gombert
Email: jzhu@baincapital.com,
dchen@baincapital.com,
bgombert@baincapital.com

with a copy to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li, Pierre Arsenault, Min Lu
Email: gary.li@kirkland.com,
pierre.arsenault@kirkland.com,
min.lu@kirkland.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BCPE CHIVALRY BIDCO LIMITED

By:	/s/ David Gross-Loh
Name:	David Gross-Loh
Title:	Director

Notice details:
c/o Bain Capital Private Equity (Asia), LLC
Suite 2501, Level 25,
One Pacific Place, 88 Queensway,
Admiralty, Hong Kong
Attention: Jonathan Zhu, Drew Chen, Bart
Gombert
Email: jzhu@baincapital.com,
dchen@baincapital.com,
bgombert@baincapital.com

with a copy to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li, Pierre Arsenault, Min Lu
Email: gary.li@kirkland.com,
pierre.arsenault@kirkland.com,
min.lu@kirkland.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BOLORIA INVESTMENTS HOLDING B.V.

By:	/s/ Robert-Jan Foortse
Name:	Robert-Jan Foortse
Title:	authorized signatory

By:	/s/ N.C.J. Renkens
Name:	N.C.J. Renkens
Title:	authorized signatory

Notice details:
Address: c/o APG Investments Asia Limited, 15/F,
Three Pacific Place, 1 Queen’s Road East, Wanchai,
Hong Kong
Attention: Head of Real Estate, Asia Pacific and
General Counsel Asia
Email: DL-APGHK-Chindata@apg-am.hk and DL-APGHK-legalnotices@apg-am.hk

[Signature Page to Support Agreement]

Schedule A

Schedule B

Form of Deed of Adherence

Schedule C

Shareholders’ Agreement Term Sheet

Schedule D

Investor Reserved Actions